UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2009

01-34219

(Commission File Number)

CASUAL MALE RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-2623104
(State of Incorporation)	(IRS Employer Identification Number)

555 Turnpike Street, Canton, Massachusetts 02021

(Address of registrant’s principal executive office)

(781) 828-9300

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

ITEM 2.02 Results of Operations and Financial Condition.

On November 19, 2009, Casual Male Retail Group, Inc. (the “Company”) issued a press release announcing the Company’s sales and results of operations for the third quarter and first nine months of fiscal year 2009. A copy of this press release is attached hereto as Exhibit 99.1.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On November 13, 2009, the Company entered into Revised and Restated Employment Agreements, dated as of November 5, 2009 (collectively, the “Employment Agreements”), with each of David A. Levin, President and Chief Executive Officer, and Dennis R. Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

The Employment Agreements are for an initial three-year term, which automatically renews on the second anniversary of the Employment Agreement’s commencement date and then on each anniversary of the Employment Agreement’s commencement date thererafter for additional one-year periods, unless ninety-days’ notice by either party is otherwise given. The initial three-year term of the Employment Agreements is January 1, 2009 through December 31, 2011. On January 1, 2011 and thereafter on each anniversary of the Employment Agreement’s commencement date, the term will be extended for a one-year period, which makes the Employment Agreement a rolling two-year Employment Agreement after the initial three year term.

The Employment Agreements provide that Messrs. Levin and Hernreich will be paid base salaries of $811,200 and $621,921 per year, respectively, with an annual automobile allowance of $10,000. Messrs. Levin and Hernreich will also be eligible to participate in the Company’s Annual Incentive Plan at a target rate of 100% of each executive’s actual annual base salary, as defined in that plan, and in its Long Term Incentive Plan (“LTIP”) at a target incentive rate of 100% of each executive’s combined actual annual base earnings for the incentive period. The Employment Agreements also provide for the payment of discretionary bonuses in such amounts as may be determined by the Compensation Committee or Board of Directors.

The Employment Agreements provide that in the event the executive officer’s employment is terminated by the Company at any time for any reason other than “justifiable cause” (as defined in the Employment Agreements), disability or death, or in the event the executive officer resigns with “good reason” as defined in the Employment Agreement, the Company is required to pay the executive the following:

•	A pro rata bonus under the Annual Incentive Plan and the LTIP;

•	The accelerated vesting of LTIP awards; and

•

A severance comprised as the sum of (1) the executive’s monthly base salary then in effect plus (2) a monthly amount calculated by dividing by twelve the average of the sum of (i) the annual incentive bonuses earned, and (ii) the cash amounts paid to the executive pursuant to the LTIP or the cash value of the options or stock issued to the executive, during each of the two most recent fiscal years, with the monthly sum of (1) plus (2) payable for 24 consecutive months. This severance benefit is conditioned upon the executive officer’s execution of a general release.

The above-listed payments are not made if the executive officer is terminated with “justifiable cause”, the executive officer resigns and such resignation is not for “good reason”, or the executive officer dies or becomes disabled; provided, however, that if the executive officer’s employment terminates by reason of death, disability or retirement on or after age 65, the executives officer shall be entitled to a pro-rata bonus under the Annual Incentive Plan.

In the event the executive officer’s employment is terminated at any time within one (1) year following a Change of Control (as defined in the Employment Agreement) other than for “justifiable cause,” or if the executive resigns for “good reason” (as defined in the Employee Agreement), the executive is entitled to receive a lump sum payment equal to the sum of two times the executive’s base salary, and two times the executive’s target annual incentive bonus for the fiscal year in which the Change of Control occurs. Payments made under this provision are to be reduced if and to the extent necessary to avoid any payments or benefits to executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i). This payment also is conditioned upon the executive officer’s execution of a general release.

The Employment Agreements contain confidentiality provisions pursuant to which each executive officer agrees not to disclose confidential information regarding the Company. The Employment Agreements also contain covenants pursuant to which each executive officer agrees, during the term of his employment and for a one-year period following the termination of his employment, not to have any connection with any business which is a specialty retailer that primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business. The Employment Agreements also contain a “clawback” provision which provides for remedies in the event the Company learns after the executive officer’s termination by the Company other than for “justifiable cause” that the executive officer could have been terminated for “justifiable cause”.

The Employment Agreements also provide that the Company will, during the Term of Employment, pay the insurance premiums under one or more life insurance policies on the executive officer’s life pursuant to an arrangement under which $2,000,000 of the death benefit under the policy or policies would be payable to the executive officer’s named beneficiary (with the executive officer making the election of the designated beneficiary) upon the executive officer’s death.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Revised and Restated Employment Agreement dated as of November 5, 2009 between the Company and David A Levin.

10.2	Revised and Restated Employment Agreement dated as of November 5, 2009 between the Company and Dennis R. Hernreich.

99.1	Press Release announcing sales and results of operations for the third quarter and first nine months of fiscal 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CASUAL MALE RETAIL GROUP, INC.

By:	/S/ DENNIS R. HERNREICH
Name:	Dennis R. Hernreich
Title:	Executive Vice President
and Chief Financial Officer

Date: November 19, 2009